ARTICLES OF INCORPORATION

OF

AVIONICS SPECIALTIES, INC.

The undersigned, being an individual, does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of organizing a corporation authorized by law to issue shares, pursuant to the provisions of the Virginia Stock Corporation Act, Chapter 9 of Title 13.1 of the Code of Virginia.

FIRST: The corporate name for the corporation (hereinafter called the "corporation') is Avionics Specialties, Inc.

SECOND: The number of shares which the corporation is authorized to issue is 5,000, all of which are of a par value of 1.00 dollar each and are of the same class and are to be Common shares.

THIRD: The post office address with street number, if any, of the initial registered office of the corporation in the Commonwealth of Virginia is 200 West Grace Street, Richmond, Virginia 23220. The county or city in the Commonwealth of Virginia in which the said registered office of the corporation is located is the City of Richmond.

The name of the initial registered agent of the corporation at the said registered office is Calvin F. Major. The said initial registered agent meets the requirements of Section 13.1-634 of the Virginia Stock Corporation Act, inasmuch as he is a resident of the Commonwealth of Virginia and a member of the Virginia State Bar. The business office of the said registered agent of the corporation is identical with the said registered office of the corporation.

FOURTH: No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities, or obligations of the corporation, whether now or hereafter authorized or created, may

be issued, or may be reissued if the same have been reacquired and if their reissue is not prohibited, and any and all of such rights and options may be granted by the Board of Directors to such individuals and entities, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

FIFTH: The purposes for which the corporation is organized, which shall include the transaction of any or all lawful business for which corporations may be incorporated under the provisions of the Virginia Stock Corporation Act, other than the special kinds of business enumerated in Section 13.1-620 of the Virginia Stock Corporation Act, are for the researching, designing, manufacturing and servicing of instrumentation and engine monitoring systems for aircraft and helicopters and to have all of the general powers granted to corporations organized under the Virginia Stock Corporation Act whether granted by specific statutory authority or by construction of law.

SIXTH: Regarding the management of the business and the regulation of the affairs of the corporation, and for defining, limiting, and regulating the powers of the corporation, its directors, and shareholders, it is further provided:

1. Whenever any provision of the Virginia Stock Corporation Act shall otherwise require for the approval of any specified corporate action the authorization of more than two-thirds of the votes entitled to be cast by any voting group, any such corporate action shall be approved by the authorization of at least a majority of the votes entitled to be cast by said voting group. The term "voting group" as used herein shall have the meaning ascribed to it by Section 13.1-603 of the Virginia Stock Corporation Act.

2. The corporation shall, to the fullest extent permitted by the provisions of the Virginia Stock Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

SEVENTH: The duration of the corporation shall be perpetual.

Signed on December 22, 1992.

Thomas F. Cooney

____________________, Incorporator

COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION

December 29, 1992

The State Corporation Commission has found the accompanying articles submitted on behalf of

AVIONICS SPECIALTIES, INC.

to comply with the requirements of law, and confirms payment of all related fees.

Therefore, it is ORDERED that this

CERTIFICATE OF INCORPORATION

be issued and admitted to record with the articles of incorporation in the Office of the Clerk of the Commission, effective December 29, 1992.

The corporation is granted the authority conferred on it by law in accordance with the articles, subject to the conditions and restrictions imposed by law.

STATE CORPORATION COMMISSION

By [signature]

Commissioner

CORPACPT
CIS20423
92-12-28-0275